UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): March 9, 2009
METLIFE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-15787	13-4075851

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Park Avenue, New York, New York	10166-0188

(Address of Principal Executive Offices)	(Zip Code)
212-578-2211

(Registrant’s Telephone Number, Including Area Code)
N/A

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On March 9, 2009, the Compensation Committee (the “Committee”) of the Board of Directors of MetLife, Inc. (the “Company”) approved a modified Form of Management Performance Share Agreement effective for February 24, 2009 and subsequent grants of Performance Shares under the MetLife, Inc. 2005 Stock and Incentive Compensation Plan. The Company has not adopted a new compensation plan.
     The modified Form of Management Performance Share Agreement is identical to the terms of the previously prevailing form of agreement filed by the Company on Form 8-K on January 30, 2009, except for a further, non-discretionary, more restrictive performance condition. If the Company’s Total Shareholder Return (“TSR”) for the applicable three-year performance period (the “Performance Period”) is zero percent or less, the performance factor percentage that would otherwise determine the number of shares of Company common stock to be paid (0-200%) will be multiplied by 0.75. TSR is determined using the change in average closing price of Company common stock in the twenty trading days prior to the first day of the Performance Period to the average closing price of Company common stock in the twenty trading days prior to and including the final day of the Performance Period, plus dividends paid on Company common stock during the Performance Period on a reinvested basis.
     The foregoing description of the Form of Management Performance Share Agreement is a summary, is not complete and is qualified in its entirety by reference to the Form of Management Performance Share Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Exhibits
10.1 Form of Management Performance Share Agreement (effective February 24, 2009).

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METLIFE, INC.
By:	/s/ Gwenn L. Carr
	Name:	Gwenn L. Carr
	Title:	Senior Vice-President and Secretary

Date: March 13, 2009

EXHIBIT INDEX

Exhibit Number	Exhibit

10.1	Form of Management Performance Share Agreement (effective February 24, 2009).